Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial

Officer (888) 578-7282

Service Bancorp, Inc. Adjusts Results for the Quarter and Nine Months Ended March 31, 2008

Medway, MA, May 15, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced that it made adjustments to its financial results as reported in the April 29, 2008 press release. The combined effect of these adjustments was to increase the Company’s net income by $10,000 to $103,000 for the quarter ended March 31, 2008, and to decrease the Company’s net loss by $10,000 to $141,000 for the nine months ended March 31, 2008. The underlying adjustments were reductions of $260,000 to net interest income and $270,000 to the provision for income taxes for the quarter and nine months ended March 31, 2008. These adjustments were reflected in the financial statements included in the Company’s Form 10-QSB for the quarter ended March 31, 2008 filed today with the Securities and Exchange Commission. This press release and the Form 10-QSB for the quarter ended March 31, 2008 filed today supersede in relevant part the Company’s April 29, 2008 press release.

The Company’s management, as part of its quarterly evaluation of the effectiveness of financial disclosure controls and procedures, identified errors that overstated by $260,000 interest and dividend income from investment securities during the quarter ended March 31, 2008. Specifically, the Company determined that an internal control related to validation of input into its investment accounting system did not detect incorrect dividend accrual rates for investments in fixed income preferred stock, and subsequent financial analysis and review discovered these errors. An adjustment was also necessary to reduce the provision for income taxes by $270,000 for the quarter and nine months ended March 31, 2008 due to the tax effects of the correction that reduced dividend income along with the tax preferences associated with this dividend income. Management has concluded that the input errors in the investment accounting system were isolated to the recording of fixed income preferred stock investments, which were initially purchased in late December 2007, and that the Company has correctly accrued for other investment security income. The overstatement of interest and dividend income for the quarter and six months ended December 31, 2007 due to the incorrect dividend accrual rates for the fixed income preferred stock investments was not material to the Company’s operating results for those periods.

Following the adjustments to dividend income, net interest income was $2.7 million for the quarter ended March 31, 2008, an increase of $54,000, or 2.0%, from $2.7 million for the same quarter last year. For the quarter ended March 31, 2008, the yield on interest-earning assets was 6.06% a decrease of 21 basis points, compared to the same period last year. The net interest rate spread and net interest margin were 2.36% and 2.79%, respectively, for the quarter ended March 31, 2008, compared to 2.29% and 2.77%, respectively, for the same quarter last year. For the nine months ended March 31, 2008, net interest income was $7.9 million, a decrease of $408,000, or 4.9%, from $8.3 million for the same period last year. The yield on interest-earning assets was 6.09%, a decrease of 17 basis points, compared to the same period last year. The net interest rate spread and net interest margin were 2.26% and 2.71%, respectively, for the nine months ended March 31, 2008, compared to 2.42% and 2.88%, respectively, for the same period last year.

Following the adjustments to provision for income taxes, there were income tax benefits of $65,000 for the quarter ended March 31, 2008 and $277,000 for the nine months ended March 31, 2008, compared to income tax expense of $127,000 and $444,000, respectively, for the same periods last year.

As a result of the adjustments to dividend income and provision for income taxes, total assets were $417.6 million as of March 31, 2008, a decrease of $2.5 million, or 0.6%, from June 30, 2007. Stockholders’ equity was $29.0 million, or $17.63 book value per share, at March 31, 2008 compared to $29.3 million, or $17.84 book value per share, at June 30, 2007. The Company’s ratio of stockholders’ equity to total assets at March 31, 2008 was 6.95%, which together with other capital measures qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2007 was 7.06%.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $415 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank is an FDIC and DIF insured institution. Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2008	June 30, 2007	March 31, 2007
Consolidated Balance Sheet Data:
Total assets	$417,573	$415,059	$409,691
Total loans, net of allowance for loan losses	330,728	330,020	327,185
Short-term investments	4,610	951	468
Other investments	60,208	59,697	59,488
Deposits	258,196	274,165	269,211
Borrowings	127,885	109,510	108,985
Stockholders’ equity	29,023	29,308	29,431

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	6.95%	7.06%	7.18%
Book value per share	$17.63	$17.84	$17.92

Non-performing assets to total assets	2.89%	1.23%	0.90%
Allowance for loan losses to loans	1.01%	0.94%	0.99%

Number of full-service offices	8	8	8

	Quarter Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Consolidated Statement of Income Data:
Total interest income	$5,965	$6,057	$17,924	$18,129
Total interest expense	3,236	3,382	10,037	9,834

Net interest income	2,729	2,675	7,887	8,295
Provision for loan losses	265	10	1,125	538

Net interest income, after provision for loan losses	2,464	2,665	6,762	7,757

Service charges and other income	404	375	1,325	1,150
Mortgage banking gains, net	20	29	31	108
Securities sale gains, net	152	41	352	272

Total non-interest income	576	445	1,708	1,530

Total non-interest expense	3,002	2,650	8,888	7,855

Income (loss) before income tax expense (benefit)	38	460	(418)	1,432
Income tax expense (benefit)	(65)	127	(277)	444

Net income (loss)	$103	$333	($141)	$988

Earnings (loss) per share:
Basic	$0.06	$0.20	($0.09)	$0.60

Diluted	$0.06	$0.20	($0.09)	$0.59

Weighted average shares:
Basic	1,646,367	1,642,195	1,645,111	1,641,278

Diluted	1,652,592	1,663,838	1,645,111	1,662,876

Performance Ratios:
Annualized return on average assets	0.10%	0.33%	-0.05%	0.32%
Annualized return on average equity	1.39%	4.59%	-0.63%	4.54%
Net interest spread	2.36%	2.29%	2.26%	2.42%
Net interest margin	2.79%	2.77%	2.71%	2.88%